================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*


                               WACOAL CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    930004205
                                 (CUSIP Number)


                                  APRIL 2, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

-----------------------
CUSIP NO.  930004205
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Tokyo Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           9,548,746
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        9,548,746
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       9,548,746
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.63%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  2 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 The Bank of Tokyo - Mitsubishi, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           4,769,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        4,769,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,769,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.31%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  3 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 The Mitsubishi Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           4,300,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        4,300,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,300,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.99%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  4 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           271,746
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        271,746
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       271,746
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.19%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  5 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Securities International plc
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       London, United Kingdom
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           250,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        250,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       250,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.17%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  6 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           208,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        208,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       208,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.14%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  7 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

 ITEM 1

         (a)      NAME OF ISSUER

                  Wacoal Corporation


         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  29 Nakajima-cho, Kisshoin, Minami-ku

                  Kyoto, 601-8530, Japan


ITEM 2

         (a)      NAME OF PERSONS FILING

                  Mitsubishi Tokyo Financial Group, Inc.  ("MTFG")

                  The Bank of Tokyo-Mitsubishi, Ltd.  ("BTM")

                  The Mitsubishi Trust and Banking Corporation  ("MTB")

                  Mitsubishi Securities Co., Ltd.  ("MS")

                  Mitsubishi  Securities International plc("MSI")

                   Mitsubishi Asset Management Co., Ltd.  ("MAM")


          (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MTFG:
                  26F Marunouchi Building
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-6326, Japan

                  BTM:
                  7-1, Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MTB:
                  5-4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-0005, Japan

                  MS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

                  MSI:
                  6 Broadgate, London EC2M  2AA,
                  United Kingdom

                  MAM:
                  5-4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                               Page  8 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

         (c)      CITIZENSHIP

                  N/A

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  930004205


ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b),
         OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [_]    Broker dealer registered under section 15 of the
                         Act (15 U.S.C. 780).

         (b)      [_]    Bank as defined in section 3 (a) (6) of the Act
                         (15 U.S.C. 78c).

         (c)      [_]    Insurance company as fined in section 3(a) (19)
                         of the Act (15 U.S.C. 78c).

         (d)      [_]    Investment company registered under section 8 of
                         the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      [_]    An investment adviser in accordance with 240.13d-1(b)
                         (1) (ii) (E);

         (f)      [_]    An employee benefit plan or endowment fund in
                         accordance with 240.13d-1(b) (1) (ii) (F);

         (g)      [_]    A parent holding company or control person in
                         accordance with 240.13d-1(b) (1) (ii) (G);

         (h)      [_]    A savings association as defined in Section 3(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [_]    A church plan that is excluded from the definition
                         of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [_]    Group, in accordance with 240.13d


ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percent of the class of securities of the issuer identified in Item 1.

         For MTFG

         (a)      Amount Beneficially Owned:                          9,548,746
         (b)      Percent of Class:                                        6.63%

                               Page  9 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:    9,548,746
                  (ii)   Shared power to vote or to direct the vote:          0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                              9,548,746
                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                     0

         For BTM

         (a)      Amount Beneficially Owned:                          4,769,000
         (b)      Percent of Class:                                        3.31%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:    4,769,000
                  (ii)   Shared power to vote or to direct the vote:          0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                              4,769,000
                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                      0

         For MTB

         (a)      Amount Beneficially Owned:                          4,300,000
         (b)      Percent of Class:                                        2.99%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:    4,300,000
                  (ii)   Shared power to vote or to direct the vote:          0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                              4,300,000
                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                      0

         For MS

         (a)      Amount Beneficially Owned:                            271,746
         (b)      Percent of Class:                                        0.19%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:      271,746
                  (ii)   Shared power to vote or to direct the vote:          0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                                271,746
                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                      0

                               Page 10 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

         For MSI

         (a)      Amount Beneficially Owned:                            250,000
         (b)      Percent of Class:                                        0.17%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:      250,000
                  (ii)   Shared power to vote or to direct the vote:          0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                                250,000
                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                      0

         For MAM

         (a)      Amount Beneficially Owned:                            208,000
         (b)      Percent of Class:                                        0.14%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:      208,000
                  (ii)   Shared power to vote or to direct the vote:          0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                                208,000
                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                      0


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         As of the filing date, MTFG beneficially owns 9,548,746 shares indirectly through its subsidiaries as follows: BTM holds 4,769,000 shares; MTB holds 4,300,000 shares; MS holds 271,746 shares (including 250,000 indirectly held through MS's subsidiary, MSI); MAM holds 208,000 shares.

         The shares held by BTM were owned since October 31, 1996, and were continued to be held by BTM after MTFG was formed on April 2, 2001 as the holding company of BTM. In addition to the 7,555,000 shares held by BTM, MTFG also became the beneficial owner of the 7,755,000 additional shares held by the other subsidiaries of MTFG. For details, including the historic ownership of shares by MTFG's subsidiaries since 1996, please see the Appendix.


                               Page 11 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         Not applicable.




                               Page 12 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------


                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: August 3, 2005


                                       MITSUBISHI TOKYO FINANCIAL GROUP, INC.



                                       By: /s/ Junichi Itoh
                                           ----------------------------
                                           Name:  Junichi Itoh
                                           Title: Executive Officer, General
                                                  Manager of Credit & Investment
                                                  Management Division



                               Page 13 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: August 3, 2005


                                       THE BANK OF TOKYO-MITSUBISHI, LTD.



                                       By: /s/ Junichi Itoh
                                           ----------------------------
                                           Name:  Junichi Itoh
                                           Title: Managing Director and General
                                                  Manager Credit Policy Office



                               Page 14 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------



                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: August 3, 2005


                                       THE MITSUBISHI TRUST AND BANKING
                                       CORPORATION



                                       By: /s/ Koji Kawakami
                                           ------------------------------
                                           Name:  Koji Kawakami
                                           Title: Deputy General Manager



                               Page 15 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date: August 3, 2005



                                          MITSUBISHI SECURITIES CO., LTD.



                                          By: /s/ Masayasu Tsukada
                                              ------------------------
                                              Name:  Masayasu Tsukada
                                              Title: General Manager



                               Page 16 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------


                                     SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date: August 3, 2005


                                        MITSUBISHI SECURITIES INTERNATIONAL PLC



                                        By: /s/ Toshio Fujimoto
                                            ----------------------------
                                            Name:  Toshio Fujimoto
                                            Title: Managing Director



                               Page 17 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date: August 3, 2005



                                          MITSUBISHI ASSET MANAGEMENT CO., LTD.



                                          By: /s/ Ryujiro Yagasaki
                                              ------------------------
                                              Name:  Ryujiro Yagasaki
                                              Title: President & CEO



                               Page 18 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------

                                                                        APPENDIX

-------------------------------------------------
NAME OF ISSUER             WACOAL CORPORATION
-------------------------------------------------
CLASS OF SECURITIES        COMMON STOCK
-------------------------------------------------
CUSIP NUMBER               930004205
-------------------------------------------------

Please note that the figures shown in the table below were reported to the competent local finance bureau under the Securities and Exchange Law of Japan. Under the Securities and Exchange Law, any person or group of persons beneficially holding more than 5% of the shares with voting rights of a company listed on a Japanese stock exchange must file a report with a competent local finance bureau. A similar report must also be filed if the percentage held by a holder or group of holders of more than 5% of the shares with voting rights of a company increases or decreases by 1% or more, and if there is a change in the group of holders.

----------------------------------------------------------------------------------------------------------------------------------
MTFG                  BTM           MTB          TMS       MS        NTB           MTB AM       TMAM        MAM        TMI (MSI)
SUBSIDIARIES
*
----------------------------------------------------------------------------------------------------------------------------------
DATE
----------------------------------------------------------------------------------------------------------------------------------
1996/10/31         7,705,000                                          90,000
==================================================================================================================================
2001/4/2           7,555,000     7,315,000     49,000                391,000
**
----------------------------------------------------------------------------------------------------------------------------------
2001/4/10          7,555,000     7,315,000     17,000                391,000
----------------------------------------------------------------------------------------------------------------------------------
2001/5/17          7,555,000     7,319,000     26,000                391,000        6,000
----------------------------------------------------------------------------------------------------------------------------------
2001/10/1          7,555,000     7,761,000     13,000                      0       13,000
----------------------------------------------------------------------------------------------------------------------------------
2002/10/31         7,126,000     7,685,000        0       25,573                    6,000
----------------------------------------------------------------------------------------------------------------------------------
2002/12/31         4,876,000     5,502,000               571,225                    6,000
----------------------------------------------------------------------------------------------------------------------------------
2003/7/31          4,769,000     4,344,000                47,844                    6,000
----------------------------------------------------------------------------------------------------------------------------------
2004/4/30          4,769,000     4,193,000                23,619                    5,000      64,000
----------------------------------------------------------------------------------------------------------------------------------
2004/10/31         4,769,000     4,066,000                50,552                        0           0       69,000
----------------------------------------------------------------------------------------------------------------------------------
2005/4/30          4,769,000     4,099,000                 6,907                                                 0      250,000
----------------------------------------------------------------------------------------------------------------------------------

CURRENT POSITION
==================================================================================================================================
2005/08/03         4,769,000     4,300,000                21,746                                           208,000      250,000
==================================================================================================================================

------------------------------------------------------------------
MTFG                   MTFG             TOTAL       BENEFICIALLY
SUBSIDIARIES                          OUTSTANDING      OWNED
*                     TOTAL             SHARES        BY MTFG
------------------------------------------------------------------
DATE
------------------------------------------------------------------
1996/10/31           7,795,000       154,116,685       5.06%
==================================================================
2001/4/2            15,310,000       151,116,685      10.13%
**
------------------------------------------------------------------
2001/4/10           15,278,000       151,116,685      10.11%
------------------------------------------------------------------
2001/5/17           15,297,000       151,116,685      10.12%
------------------------------------------------------------------
2001/10/1           15,342,000       151,116,685      10.15%
------------------------------------------------------------------
2002/10/31          14,842,573       149,116,685       9.95%
------------------------------------------------------------------
2002/12/31          10,955,225       149,116,685       7.35%
------------------------------------------------------------------
2003/7/31            9,166,844       146,616,685       6.25%
------------------------------------------------------------------
2004/4/30            9,054,619       144,016,685       6.29%
------------------------------------------------------------------
2004/10/31           8,954,552       144,016,685       6.22%
------------------------------------------------------------------
2005/4/30            9,124,907       144,016,685       6.34%
------------------------------------------------------------------

CURRENT POSITION
2005/08/03           9,548,746       144,016,685       6.63%
------------------------------------------------------------------


                               Page 19 of 20 Pages

-----------------------
CUSIP NO.  930004205
-----------------------


(Note)
--------------------------------------------------------------------------------
(*) Abbreviation of MTFG subsidiaries
--------------------------------------------------------------------------------
BTM   =  The Bank of Tokyo-Mitsubishi
MTB   =  The Mitsubishi Trust and Banking Corporation
TMS   =  Tokyo Mitsubishi Securities
MS    =  Mitsubishi Securities,
NTB   =  Nippon Trust Bank
MTBAM =  Mitsubishi Trust Asset Management
TMAM  =  Tokyo Mitsubishi Asset Management
MAM   =  Mitsubishi Asset Management
TMI   =  Tokyo Mitsubishi International (now renamed as
         Mitsubishi Securities International).

Please note that following the merger with UFJ, BTM will be renamed The Bank of Tokyo-Mitsubishi UFJ, Ltd. MTB will be renamed Mitsubishi UFJ Trust and Banking Corporation. NTB was merged into MTB in 2001. MS will be renamed Mitsubishi UFJ Securities Co., Ltd. MTBAM and TMAM merged in 2004.and it is now renamed as MAM.

(**) MTFG was formed on April 2, 2001.
--------------------------------------------------------------------------------



                               Page 20 of 20 Pages